Exhibit 99.2
Tecumseh Products Company
First Quarter 2009 Earnings Conference Call
Tuesday, May 12, 2009 — 11:00 a.m. ET
Approximate Timing

20 minutes of presentation

30 minutes of Q&A
Call Outline

1.	Operator:	Call Opening

2.	Teresa Hess:	Safe Harbor Statement

3.	Ed Buker:	First Quarter 2009 Operational Overview

4.	Pat Canavan	First Quarter Sales and Product Initiatives

5.	Jim Nicholson:	First Quarter 2009 Financial Overview

6.	Ed Buker:	Summary & Conclusion
Turn call over to Operator for Q&A

7.	Operator:	Question and Answer Introduction

8.	Management:	Question and Answer Session

9.	Ed Buker:	Final Remarks

Section 1 — OPERATOR: CALL OPENING

Section 1.1	Good morning and welcome to Tecumseh Products’ first quarter 2009 conference call.

Section 1.2	All participants will be in a listen-only mode until the question-and-answer portion of the call. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.

Section 1.3	I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.
Section 2 — TERESA HESS: INTRODUCTIONS AND SAFE HARBOR STATEMENT

Section 2.1	Good morning and welcome to Tecumseh Products’ first quarter 2009 conference call.

Section 2.2	I am joined on the call today by:
▪	Ed Buker, President and CEO

▪	Jim Nicholson, Vice President, Treasurer and Chief Financial Officer and

▪	Pat Canavan, Vice President, Global Sales and Marketing

Section 2.3	Yesterday afternoon we announced the Company’s first quarter results for the period ended March 31, 2009.

Section 2.4	If you did not yet receive a copy of the press release, please contact Amanda Passage at 616-233-0500 to have one sent to you.

Section 2.5	Please note that the release is also available on many news sites, and it can be viewed on our corporate web site at www.tecumseh.com

Section 2.6	Also, this call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

Section 2.7	Before I turn the call over to Ed to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company’s plans and expectations which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

Section 2.8	These forward-looking statements reflect the Company’s views at the time such statements are made with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

Section 2.9	In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

Section 2.10	These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

Section 2.11	Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements.

Section 2.12	Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the

Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, under the titles “Risk Factors” or “Cautionary Statements Related to Forward-Looking Statements,” and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

Section 2.13	With that said, I would like to now turn the call over to Ed Buker, President and CEO of Tecumseh Products.
Section 3 — ED BUKER: FIRST QUARTER 2009 OPERATIONAL OVERVIEW

Section 3.1	Thank you, Teresa. Good morning and welcome to our first quarter 2009 conference call.

Section 3.2	Today we will provide you with an update on our business from several perspectives. First, I’ll provide high-level comments to establish some context for our first quarter results, including the impact of the broader markets and global economic conditions on those results. I will then turn the call over to Pat Canavan, our Vice President of Global Sales and Marketing, to provide comments on our sales during the quarter, and sales, marketing and product initiatives going forward. Then, our CFO Jim Nicholson will go over the financial results for the quarter in greater detail. I’ll then update you on a number of recent developments, including our ongoing initiatives to transform our Company into a world-class compressor manufacturer. Finally, we will open up the call to your questions.

Section 3.3	Overall, the primary issue impacting our performance was the significant drop in volume that we experienced. The slowing global economy and declining availability of credit for businesses and consumers resulted in a continued weakening of demand from consumers for end-products as well as reduced orders from our customers as they sought to reduce inventory levels to be more in line with current production and demand.

Section 3.4	The 46% decline in revenue in the quarter was the principal driver of the loss we reported and was simply insurmountable in the short term as we worked aggressively to cut overhead and expenses. As Jim mentioned last quarter, we have made progress on reducing our cash breakeven level to approximately $690 million, but based on first-quarter revenue of $148 million, our annualized run rate was well below that level. Even though sales for the first quarter were below our goal, there were some positive developments. While we do not typically provide detail of monthly results, we can share that during the first quarter, January and February were the most challenging in terms of volumes. Then, in March we saw some improvement in volumes such that we came very close to our cash breakeven level. Certainly, one month does not make a trend, but we view the improvement in March as a positive development.

Section 3.5	Although volumes are not where we would like them to be, we believe we achieved market-share gains and realized improvements in several areas, most notably in Brazil. As an illustration of our improved volume levels in Brazil, in April we operated two full shifts for the full month, whereas earlier in 2009 we were operating two shifts only three weeks per month. At the same time, other markets have been difficult. In North America, industry volumes are down moderately, but in Europe conditions have deteriorated significantly over a relatively short period of time. So far, in India we have seen somewhat hotter summer conditions, which directly correlate to stimulating compressor demand. However, as of today, volumes remain soft.

Section 3.6	In all areas worldwide we are aggressively working to improve our quality, delivery and service in an effort to drive revenue. Our high-end products have continued to demonstrate growth in volumes despite the decline in overall market demand. Our variable speed Masterflux product has been well received and volumes are up 80% year-on-year. We have scroll compressors out to many of our customers as we seek to grow that business. We have improved parts and service fulfillment, reducing delivery times down to two weeks from a high of 12. And in terms of our total part numbers, we have made significant reductions, but we are still lagging our competition. Pat Canavan will address our volumes and the actions we’re taking from a more detailed, sales-and-marketing standpoint shortly.

Section 3.7	We continue to work at eliminating the waste and inefficiencies created under the previous management’s business model as we seek to fully implement our best-cost-country strategy throughout our global operations. We are taking a sensible and proven approach by conducting certain operations in those locations that offer the best cost, while shifting other activities that are critical to properly servicing the local customer to operations in the respective regions. We are continually evaluating our production to consolidate capacity, rationalize product platforms and reduce operating costs. In 2008, we reduced our global headcount by approximately 2,400 people, and since the beginning of 2009 we have completed further headcount reductions of approximately 600 to better match our business with current production volumes.

Section 3.8	While our efforts to control costs and increase efficiency in the face of unparalleled economic conditions are essential, we are also focused on reshaping our business for future growth. Given this mindset, we are committed to developing technologies, products and services that will provide consistent and long-lasting support for our global business while meeting the demands of our customers. We are committed to building R&D processes and systems that will ensure a pipeline of new innovations. As part of this systematic approach, we are committed to value analysis and value engineering in product development to ensure that we are not caught in the trap of developing innovative technologies that lack commercial appeal as we’ve done in the past.

Section 3.9	In 2008, we implemented a new product development process that includes a method for prioritizing and coordinating our development activities across the globe. Utilizing this process, we have formulated our product platform strategy for the next three years and have begun executing on that strategy. This platform strategy takes a global view, focusing and aligning investment and development of product platforms that have global applicability, which we believe will result in fewer platforms and global redundancies, which in turn will lead to further cost savings. Perhaps most importantly, we fully anticipate that after executing this strategy over the next three years, we will have transformed our full product line into a world-class portfolio in terms of operating characteristics, customer requirements and cost.

Section 3.10	While the current economic climate will cause us to take a little longer to arrive at our destination, I remain confident that we will achieve our primary goal of transforming Tecumseh Products Company into a world-class supplier of compressors, condensing units and complete refrigeration systems. This includes the goal of 3-5% EBIT that we regularly discuss as a group and have in our line of sight at all times as we make decisions.

Section 3.11	In the face of such dismal economic conditions, we focused on managing our cash balances throughout the first quarter, ending the period with cash and equivalents of $88 million. We believe we have adequate resources available to withstand the current economic challenges, and we will remain cautious and highly disciplined in our use of cash in the current economic environment. However, even given current conditions, it’s never good strategy to maintain redundant operations and cost structures. When it’s appropriate, and when there is the potential for rapid payback, we will continue to incur costs to preserve cash by shifting production, rationalizing employment levels, and adjusting our current capacity to reflect global demand and our resulting backlogs.

Section 3.12	Looking ahead, the outlook for the remainder of 2009 suggests that the current depressed volume levels in our business will continue over the near term. Although we saw some improvement near the end of the first quarter, we are a long way from declaring that we have seen the bottom of the global recession. We are working to update our strategy based on current economic views combined with the latest market and competitive data, as it is essential that we remain flexible in the face of extraordinary business challenges.

Section 3.13	Ultimately, the key to our near-term prospects and long-term success is volume. While it’s important to cut costs and eliminate waste, we cannot shrink our way to prosperity. To provide some details on our efforts to improve volumes and increase revenues, I’ll now turn the call over to Pat Canavan, our Vice President of Global Sales and Marketing.

Section 3.14	Pat?
Section 4 — PAT CANAVAN: DETAILED INITIATIVES ON SALES AND VOLUME

Section 4.1	Thank you, Ed. I’m pleased to be able to join our investors on this call today. As Ed indicated in his remarks, we are experiencing unprecedented market conditions, These market conditions, coupled with our very aggressive efforts to manage our inventories, present unparalleled pressure to gain market share. We are not sitting idle. We are committed to this endeavor by positioning our products right and focusing on our customer relationships. We’re making appropriate investments in innovations, taking time to listen to the needs of our customers, and creating products and services and that will compel customers to buy with the inevitable return of a more rational marketplace. In short, we are striving to take advantage of every opportunity to boost sales in this challenging environment.

Section 4.2	The foundation of all of our efforts is with our customers, and not surprisingly, most of the actions we took in the first quarter revolved around better meeting their needs. This starts with our products. We’ve worked hard to improve our product offerings, which resulted in a whole new approach to product management. This approach, which allows us to tap market opportunities for both new and existing product lines, has led to the development of our expanded scroll compressor and condensing unit product portfolio. Our scroll products are in the final approval stages with many customers which will lead to additional market share, including innovative new applications to leverage the ecological, or “green”, demands of the marketplace. Another example of success in the evolution of our product offering resulted in a new customer in India for our rotary compressors. Using these new products to leverage previously untapped markets is clear evidence of our success in growing market share.

Section 4.3	We have also been working more closely with our customers to better meet their non-product related needs, specifically their demand for improvements in responsiveness and lead time. In the current environment, nearly all of our customers are reluctant to carry excess inventory, opting instead to work with their supply base to reduce lead times. Previously, in the aftermarket and distribution sales channels we were working with lead times of 3-4 weeks. By working to improve the accuracy of our forecasting, we have been able to cut those delivery times in half. In addition to improving communications with our customers, we are also focused on closely monitoring our entire customer base for signs of potential market recovery. It was only through a proactive effort of talking to our customers and listening to their real needs –like inventory and lead times – that we have been able to make significant gains and erode some of the inherited negative perceptions for service and responsiveness.

Section 4.4	The recessionary pressures on the market also occasionally open windows of opportunity. As an example, we have successfully negotiated with a major customer to displace weaker competitors. Based on the results of these negotiations, one of our largest customers in Brazil has initiated technical approvals which will result in a projected addition of $6 million in our sales volumes to this customer in 2009. While we still have to work through the technical approvals, this volume will likely impact our results in the third quarter. Even more importantly, this relatively small increase in volume concentrated in the second half of the year has the potential to result in a further 30% increase in volumes to this customer in 2010. We’ve also held our share position with major customers, who did not in-source production as we originally anticipated they might.

Section 4.5	We are also pursuing opportunities afforded to us by various governmental stimulus programs and tax incentives to boost overall demand – from the wholesale channel, OEMs and end-users alike. An example of these efforts was our leveraging of a tax incentive in Brazil on white goods at the consumer level, which has allowed us to increase sales in this important market. We will continue to examine similar incentives in all of our markets to find the best approach to convert such programs into increased sales.

Section 4.6	We believe there are also opportunities to improve volumes through promotional initiatives. As an example, we implemented a pre-season promotion in the North American market in February for products where the customer agreed to accept delivery by the end of March. Sales under this promotion ended up accounting for 15% to 20% of total North American revenue in the first quarter..

Section 4.7	While in general the volume of our sales in the various markets remains mixed, the combined impact of all of the mentioned efforts is beginning to generate results in our overall level of volume and order intake. It appears we reached our low point in mid-March, and since that low point orders have steadily risen on a global basis. I want to be clear: we have made considerable efforts to improve our overall order intake, volumes and revenues in the face of the current economic headwinds. However, despite the progress we’ve made, as far as we can see, the volumes will remain down from the prior year. We realize that more work lies ahead as we seek to boost sales amid the downturn and position ourselves to best capitalize on the eventual recovery in our markets. We are leaving no stone unturned in our efforts to find new and innovative ways to boost sales volumes, gain market share and increase revenues. We have the products and are developing new features and services every day. We have the most diverse customer base in the industry. We have the people and capacity to scale up to meet demand when the market turns. In short, I believe we’re in a strong position to hold our own today, and truly produce some breakout performance when the tide turns.

Section 4.8	Now to comment further on our first-quarter financial results, I’ll turn the call over to our CFO, Jim Nicholson.

Section 4.9	Jim?
Section 5 — JIM NICHOLSON: FIRST QUARTER 2009 FINANCIAL OVERVIEW

Section 5.1	Thank you, Pat.

Section 5.2	The continued global economic slowdown had a significant detrimental impact on our financial results for the quarter. Despite our efforts to control costs and balance output with current demand, our volumes fell to a level that could not support even our reduced infrastructure.

Section 5.3	On the bottom line, we reported a net loss of $23.9 million, or $1.29 per share, for the first quarter of 2009, versus net income of $17.0 million, or $0.86 per share, in the year-ago quarter. Those results included a loss from continuing operations for the current quarter of $24.5 million, or $1.32 per fully diluted share, compared to income from continuing operations of $6.7 million, or $0.34 per fully diluted share, in the year-ago first quarter.

Section 5.4	Operating loss was $28.8 million for the first quarter, compared with an operating profit of $13.4 million last year. Operating results included impairments, restructuring and other charges of $5.9 million, versus $0.5 million in the first quarter of 2008. Included in the impairments and other charges in the first quarter of 2009 were environmental reserves of $2.3 million, a $300,000 loss on the transfer of surplus land in India, and $3.3 million in severance costs reflecting the Company’s continuing restructuring efforts as well as our actions to counteract current volume levels. Excluding impairments, restructuring and other charges, the operating loss amounted to $22.9 million, which was caused by much lower unit volumes and associated unfavorable overhead absorption, as well as the effect of unfavorable commodity costs, purchasing costs, and the impact of mix changes, all of which were negative in comparison to the prior year’s first quarter.

Section 5.5	During the first quarter, our sales continued to be significantly impacted by recessionary forces in the global economy, particularly in the areas where we operate. Consolidated net sales for the quarter fell $127.1 million, or 46.2%, to $148.1 million from $275.2 million in the first quarter of 2008. Excluding the impact of currency translation, consolidated net sales fell by $98.8 million, or 36%, in the quarter.

Section 5.6	Breaking down the total $127.1 million decline in sales, sales for refrigeration and freezer applications posted the most significant decline, falling by $58.0 million or 66%, which was driven by a two-fold effect of decreased demand by end-consumers, combined with lower demand from our R&F customers as they sold through their inventory to bring their units in line with lower volumes. While inventory reductions by our customers suggests a more rapid build up once the market begins to turn, there is no indication as to when that might happen, or to what degree.

Section 5.7	Sales of compressors used in commercial and aftermarket applications declined substantially in dollar terms, falling $52.4 million or 38%. These declines were driven by softer economic conditions as well as lower shipments to customers as they too reduced inventory balances to better reflect current sales levels. Sales of compressors for air conditioning and other applications declined by $16.7 million or 34% in the first quarter.

Section 5.8	Cost of sales was $138.8 million in the first quarter of 2009, compared with $229.7 million in the prior year’s first quarter. As a percentage of net sales, cost of sales increased to 93.7% in the quarter, from 83.5% last year. Gross profit declined $36.2 million to $9.3 million, from $45.5 million in the first quarter of 2008. The significant decline in gross margin in the quarter was the result of the volume declines experienced in the quarter, which led to lower absorption of fixed costs. The aggregate impact on gross margin from volume declines during the quarter amounted to $29.6 million, while unfavorable commodity costs had an impact of $4.6 million, purchasing-related costs were unfavorable by $4.5 million, mix impacts were unfavorable by $3.3 million, and all other income and expense items reduced results by $8.4 million, mostly from the non-recurrence of one time gains recorded in the prior year. On the positive side, productivity and other cost improvements had a net favorable impact of $9.8 million, and currency impacts were favorable by $4.4 million in the quarter based on the strengthening of the U.S. dollar. For clarification, the higher commodity costs were attributed to steel where the average acquisition price was roughly 30% higher than the prior quarter.

Section 5.9	Selling and administrative expenses increased $600,000, to $32.2 million, in the first quarter of 2009, but as a percentage of sales, S&A increased to 21.7% from 11.5%, given the much lower revenue levels in the period. We spent $3.3 million in the first quarter for one-time professional fees incurred outside the normal course of business, primarily for legal fees related to corporate governance matters. These expenditures marked a $1.6 million increase in such fees compared with the first quarter of 2008. Excluding these one-time expenses, we reduced S&A costs by approximately $1.0 million when compared to the prior year.

Section 5.10	Turning to cash flow, cash used in operations during the first three months of 2009 amounted to $28.3 million, compared with cash provided by operations of $120.5 million in 2008. First quarter 2009 operating cash flow incorporated a net loss of $23.9 million, which included the non-cash impact of $9.5 million in depreciation expense. We also paid a cash working capital settlement to the purchaser of our former Engine & Powertrain business of $13.1 million. On the positive side, we received cash inflows of $900,000 related to the transfer of unused property in India. Inventories decreased by $10.8 million during the quarter, reflecting the lower balances required to address current manufacturing requirements as well as our continued global efforts to turn inventories more quickly. As compared to March of 2008, we have reduced inventories by $36.5 million or nearly 25%. Accounts receivable also declined by $5.8 million from the beginning of the year. Accounts payable decreased by $27.4 million in the quarter, reflecting the payment of the working capital settlement already mentioned, as well as lower purchases of raw materials commensurate with our volume declines. For the first three months of 2008, operating cash flow incorporated net income of $17.0 million, which included the non-cash impact of $11.2 million in depreciation. I want to remind everyone that the 2008 operating cash flow was significantly impacted by the $80.0 million in net proceeds realized from the reversion of the Company’s salaried retirement plan.

Section 5.11	The extreme volatility in certain commodity prices and in foreign exchange continued in the first quarter. We actively engage in forward-purchase contracts and futures contracts to lock in prices and reduce the risk of commodity volatility, and in doing so have covered approximately 70% of our forecasted copper use over the remainder of 2009. While these hedge positions protect us from increases in price, they can also delay the benefit we see from price decreases, particularly when we experience dramatic decreases in production volumes as we have over the past three quarters.

Section 5.12	Considering our hedge positions, we project that our full-year 2009 costs for purchased materials will be slightly higher than 2008, as we will spend more for steel, but less for copper on a per unit basis. Of course, the ultimate cost will depend on commodity price movements, especially steel, over the course of the remainder of the year.

Section 5.13	Turning to foreign exchange exposure, the real, the euro and the rupee continue significant volatility against the U.S. dollar. We have considerable forward purchase contracts to cover our exposure to fluctuations in the value of currencies during 2009, particularly the Brazilian real, to which we have the greatest exposure. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts are expected to have a favorable financial impact on our results totaling approximately $18 million in 2009 when compared to the prior year. This is lower than our previous expectation, as the real has again strengthened against the dollar.

Section 5.14	Interest expense decreased by approximately $4.4 million to $2.9 million, compared with $7.3 million in the first quarter of 2008. A majority of the improvement in interest expense is attributable to reduced levels of borrowings and accounts receivable factoring. In addition, interest expense for the first quarter of 2008 included $1.4 million in fees associated with our former first lien credit agreement that was expensed upon its termination.

Section 5.15	We as a management team and our Board of Directors view our strong cash position, declining debt and interest expense and overall stable balance sheet as a strategic asset that should be reinvested within the business to help us survive this downturn and then see significant earnings power once the market rebounds. The steps we took to generate cash prior to the downturn, combined with our decision to maintain our cash reserves since then, have been important to securing our future and positioning us to do well after the recession and to grow the value of the company.

Section 5.16	Now I will turn the call back over to Ed for some additional remarks.

Section 6 ED BUKER – LEGAL AND GOVERNANCE DISCUSSION AND SUMMARY

Section 6.1	Thanks, Jim. Let me take a few moments to update you on some of the important challenges we are facing on the legal and corporate governance fronts in the first half of 2009.

Section 6.2	As we announced in mid-February, Tecumseh is one of several companies involved in investigations into possible anti-competitive practices in the compressor industry being conducted by antitrust authorities of the United States, Brazil and the European Commission. This investigation is still ongoing, and we continue to make every effort to comply with it. Although the outcome of these investigations cannot be known, we will continue to update investors on the developments as conditions warrant, so long as any such updates do not interfere with the ongoing investigations.

Section 6.3	As many of you are no doubt aware, we also are facing challenges with respect to our ongoing efforts to modernize our corporate governance structure.

Section 6.4	As we have already disclosed publicly, in the first quarter, the Board of Directors approved a recapitalization proposal and directed that it be submitted to the Company’s shareholders for consideration at our upcoming 2009 annual meeting, determining that the recapitalization is fair to and in the best interests of the Company and all of its shareholders. As part of the recapitalization, each share of Class A common stock would be exchanged for a share of new voting common stock, and each share of Class B Common Stock would be exchanged at a 10% premium for 1.1 shares of new voting common stock. The recapitalization will be subject to the approval of a majority of the outstanding Class A shares and Class B shares, each voting separately as a class.

Section 6.5	As detailed in our proxy statement, the Board believes that the recapitalization, if our shareholders approve it, will result in substantial benefits to the Company’s investors, , and those benefits are discussed in detail in materials we have filed.

Section 6.6	In addition to the recapitalization proposal, the Board of Directors is recommending that shareholders elect at the 2009 annual meeting a slate of director candidates that was recommended by the independent Governance and Nominating Committee of the Board. The slate of new nominees includes four individuals who, we believe, possess impressive experience and backgrounds that we believe will prove valuable to the Company as we execute on our global strategic plan in this very difficult economy.

Section 6.7	In an ongoing effort to resolve issues with the Herrick Foundation through a possible settlement, we have offered to add all nominees, the Foundation’s and ours, to an 11-member slate. Likewise, we have proposed a recapitalization consistent with what the Herrick Foundation proposed last fall. Nonetheless, the Herrick Foundation has refused to support either proposal, stating a preference that shareholders decide after another proxy fight, which will be expensive and distracting.

Section 6.8	We are in the process of finalizing our proxy and registration statement, which more fully describe the Company’s position with respect to the matters to come before the annual meeting... I am hopeful that our shareholders’ decision at the upcoming annual meeting will mark a significant step forward in our ongoing efforts to modernize Tecumseh’s capital structure and corporate governance practices – and, frankly, stand with us as we work to build the future rather than relive the past. The group of solid professionals we’ve assembled as our management team over the last 18 months is deeply committed to transforming Tecumseh into a world-class competitor in our core compressor markets. Our progress would have been apparent had it not been for the significant global economic meltdown. And many of the difficult but necessary decisions we’ve made are the reason we have adequate cash reserves and a plan to reemerge from the downturn with momentum.

Section 6.9	This concludes our prepared comments for this morning. Operator, we are now ready to take questions.
Section 7 QUESTION AND ANSWER SESSION
Section 8 BUKER – FINAL REMARKS

Section 8.1	In summary, we’ve dedicated our time, energy and resources working toward this world-class benchmark since I’ve become CEO, and we are all focused on leading Tecumseh into the future. Unfortunately, the substantial decline in volumes masked some of that progress, and as we confront continuing operational headwinds in 2009, the most significant challenge we face relates to our volumes. Even so, we continue to take further steps to streamline our operations, reduce operating costs and conserve cash. If sales volumes don’t rebound to historical levels, we still must find ways to scale the business and become a profitable enterprise — all with an eye toward creating shareholder value. We will do that!

Section 8.2	With that, this concludes our conference call today. Thank you for your interest in Tecumseh Products, and we look forward to speaking with you next quarter, hopefully with better results.

ON MARCH 27, 2009, TECUMSEH PRODUCTS COMPANY FILED A PRELIMINARY PROXY STATEMENT/PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). BEFORE SOLICITING PROXIES, WE WILL PROVIDE SHAREHOLDERS WITH A DEFINITIVE PROXY STATEMENT/PROSPECTUS CONTAINING INFORMATION ABOUT THE COMPANY AND CERTAIN PROPOSALS TO BE PRESENTED TO A VOTE OF SHAREHOLDERS AT ITS 2009 ANNUAL MEETING. WE ADVISE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS WE FILE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THEY MAY ALSO ACCESS A COPY OF OUR DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY ACCESSING WWW.TECUMSEH.COM. IN ADDITION, SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY CONTACTING GEORGESON INC. TOLL FREE AT (866) 203-1198 (BANKS AND BROKERS CALL (212) 440-9800).
TECUMSEH PRODUCTS COMPANY, OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. INFORMATION ABOUT OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS. INFORMATION ABOUT THE PARTICIPANTS’ DIRECT OR INDIRECT INTERESTS IN THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REFERRED TO ABOVE.